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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 4)(1)

                              CASINO DATA SYSTEMS
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, no par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 147583  10  8
                             --------------------
                                 (CUSIP Number)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           Rule 13d-1(b)
     -----
       x   Rule 13d-1(c)
     -----
           Rule 13d-1(d)
     -----


     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 Pages


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CUSIP NO. 147583 10 8               13G                PAGE  2  OF  6  PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

   Steven A. Weiss
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) /X/
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3  SEC USE ONLY:


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION:
   U.S.A.

-------------------------------------------------------------------------------
                5  SOLE VOTING POWER:
                   2,032,718

  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER:
BENEFICIALLY       0
  OWNED BY
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER:
   PERSON          2,032,718
    WITH
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER:
                   0

-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
  2,032,718 (includes options to purchase 135,812 shares which vest within 60 days)

-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [X]
   (See Exhibit A)

-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
   11.2%

-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON:
   IN

-------------------------------------------------------------------------------
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13G(Individuals - continued)                              PAGE  3  OF  6  PAGES


Item 1(a)
and (b)     NAME AND ADDRESS OF ISSUER:
            Casino Data Systems
            3300 Birtcher Drive
            Las Vegas, Nevada  89118


Item 2(a)   NAME OF PERSON FILING:  Steven A. Weiss


Item 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            3300 Birtcher Drive
            Las Vegas, Nevada  89118


Item 2(c)   CITIZENSHIP:  U.S.A.



Item 2(d)   TITLE OF CLASS OF SECURITIES:  Common Stock, no par value



Item 2(e)   CUSIP NUMBER:  147583 10 8



Item 3 If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

          (e)  [ ]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


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                                                              PAGE 4 OF 6 PAGES

Item 4.     Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   AMOUNT BENEFICIALLY OWNED:

            2,032,718 shares at December 31, 1998.

      (b)   PERCENT OF CLASS:

            11.2% percent pursuant to Rule 13d-3(c).


      (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

            (i)     Sole power to vote or to direct the vote 2,032,718
            (ii)    Shared power to vote or to direct the vote  -0-
            (iii)   Sole power to dispose or to direct the disposition of
                    2,032,718
            (iv)    Shared power to dispose or to direct the disposition of -0-

Item 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable

Item 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable

Item 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable

Item 9      NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

Item 10     CERTIFICATION.

      (a)   Not Applicable

      (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




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13G(Individuals - continued)                              PAGE  5  OF  6  PAGES



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date       February 2, 1999.                      s/ Steven A. Weiss
                                                  ---------------------------
                                                  Steven A. Weiss





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13G(Individuals - continued)                                        Page 6 of 6



                                  EXHIBIT A

                           To Form 13G (Individual)


The filing of this report shall not be construed as an admission by the person identified in Item 2(a) that, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act, he is the "beneficial owner" of any equity securities listed below; and such person expressly disclaims that he is part of a "group."


Record Owner's Relationship              Record Owner's           Number
  to Reporting Person                    Type of Ownership       of shares
---------------------------              -----------------       ---------

Shares held by a trust for the           Indirect               453,225 shares
benefit of the reporting person's
spouse (1)

Family trust of which the reporting      Indirect               353,024 shares
 person's spouse is one of
 the beneficiaries(1)

(1) The reporting person's not a trustee of this trust.


These shares are not reported in Item 4(a) and are noted here for information only.